Exhibit 99.2

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of First Busey Corporation (“First Busey”), including per share data, after giving effect to the merger with The Banc Ed Corp. (“Banc Ed”) and other pro forma adjustments. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Banc Ed will be recorded by First Busey at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on December 31, 2018. The unaudited pro forma condensed combined income statement for the year ended December 31, 2018 gives effect to the transaction as if the transaction had become effective on January 1, 2018.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair values are preliminary estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Exhibit 99.2

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2018
(dollars in thousands, except per share data)

	First Busey Corporation	The Banc Ed Corp.	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and cash equivalents	$ 239,973	$ 42,547	$ (31,400)	(1)	$ 251,120
Investment securities	1,312,514	725,827	1,522	(2)	2,039,863
Loans held for sale	25,895	2,554	-		28,449
Loans	5,568,428	899,569	(16,898)	(2)	6,451,099
Allowance for loan losses	(50,648)	(12,768)	12,768	(3)	(50,648)
Premises and equipment, net	117,672	27,834	4,237	(4)	149,743
Goodwill	267,685	5,858	36,967	(5)	310,510
Core deposit and other intangible assets, net	32,873	-	32,616	(6)	65,489
Other assets	187,965	67,008	(2,769)	(7)	252,204
Total assets	$ 7,702,357	$ 1,758,429	$ 37,043		$ 9,497,829

Liabilities
Deposits	$ 6,249,321	$ 1,473,538	$ 4,774	(8)	$ 7,727,633
Borrowings	405,637	69,061	60,071	(9)	534,769
Other liabilities	52,435	14,353	29,451	(10)(11)	96,239
Total liabilities	6,707,393	1,556,952	$ 94,296		8,358,641

Common stockholders’ equity	994,964	201,477	(57,253)	(12)(13)	1,139,188
Total liabilities and stockholders’ equity	$ 7,702,357	$ 1,758,429	$ 37,043		$ 9,497,829

Book value per common share	$ 20.36	$ 245.86			$ 20.49
Shares outstanding	48,875	819	5,906	(13)	55,600

Exhibit 99.2

Unaudited Pro Forma Condensed Combined Statement of Income for the

Year Ended December 31, 2018
(dollars in thousands, except per share data)

	First Busey Corporation	The Banc Ed Corp.	Pro Forma Adjustments		Pro Forma Combined

Total interest income	$ 286,033	$ 53,762	$ 8,536	(14)	$ 348,331
Total interest expense	44,627	9,575	725	(15)(16)	54,927
Net interest income	241,406	44,187	7,811		293,404
Provision for loan losses	4,429	-	-		4,429
Net interest income after provision for loan losses	236,977	44,187	7,811		288,975
Non-interest income	89,993	28,775	-		118,768
Non-interest expense	193,043	52,739	5,427	(17)	251,209
Income before income taxes	133,927	20,223	2,384		156,534
Income taxes	34,999	3,866	620	(18)	39,485
Net income	$ 98,928	$ 16,357	1,764		$ 117,049
Basic	$2.02	$20.02			$2.14
Diluted	$2.01	$20.02			$2.12
Average shares for basic earnings per share	48,854	817	5,906		54,760
Average shares for diluted earnings per share	49,215	817	5,906	(13)	55,121

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income

Note 1—Basis of Presentation

On January 31, 2019, First Busey Corporation (“First Busey”), completed its merger with The Banc Ed Corp. (“Banc Ed”). At the effective time of the merger, each share of Banc Ed common stock converted to the right to receive 8.2067 shares of common stock of First Busey and $111.53 in cash.  The acquisition is accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of Banc Ed presented in these pro forma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the merger date and as if the transaction had been effective on January 1, 2018 for statement of income data. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined on that date. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Note 2—Pro Forma Adjustments Footnotes

(1)                     To record outlay of $31.4 million in cash on hand to fund approximately 35% of the cash portion of merger consideration.

(2)                     To adjust Banc Ed’s interest-earning assets to approximate fair value, consisting of an increase to investments of $1.5 million and a decrease to loans of $16.9 million.  The investment fair value adjustment is expected to be accreted over the life of the investments. The loan fair value adjustment includes a $16.9 million discount to adjust for market interest rates and credit deterioration of the acquired portfolio net of $64 thousand adjustment of net deferred loan fees.  $16.8 million is expected to be accreted over an estimated 4.5 year remaining life of the respective loans in a manner that approximates level yield.

Exhibit 99.2

(3)                     To eliminate Banc Ed’s allowance for loan losses of $12.8 million.

(4)                     To record the fair value adjustment to increase premises and equipment by $4.2 million.  The increase in depreciation expense will be recorded using the straight-line method over the estimated remaining useful life of each asset adjusted.

(5)                     To record goodwill of $42.8 million resulting from the difference between the purchase price and identifiable net assets as follows:

(dollars in thousands)
Total Purchase Price	$ 257,915

Allocated to:
Historical book value of Banc Ed’s assets and liabilities	201,477

Adjustments to record assets and liabilities at fair value:
Investments, fair value adjustment	1,522
Portfolio loans, fair value adjustment	(16,898)
Eliminate Banc Ed’s allowance for loan losses	12,768
Premises and equipment, fair value adjustment	4,237
Eliminate Banc Ed’s goodwill	(5,858)
Core deposit intangible asset	27,226
Wealth intangible asset	5,390
Other real estate owned, fair value adjustment	96
Deposit, fair value interest rate adjustment	(4,774)
Borrowings, fair value adjustment	(71)
Deferred taxes	(14,231)
Other assets, fair value adjustment	4,557
Other liabilities, fair value adjustment	(351)
Resulting goodwill	$ 42,825

(6)                     To record wealth and core deposit intangible assets of $5.4 million and $27.2 million, respectively. Gross amounts will be amortized over a 10 year estimated useful life.

(7)                     To record the fair value adjustment to increase other real estate owned by $96 thousand, increase the fair value of mortgage servicing rights by $4.5 million, increase other assets by $38 thousand and record a deferred tax liability of $14.2 million relate to purchase accounting adjustments. Additionally, to record a $6.8 million deferred tax asset related to estimated transaction costs.

(8)                     To adjust Banc Ed’s time deposits to fair value by an increase to time deposits of $4.8 million.  Amount to be accreted over the remaining life in a manner that approximates the level yield method.

(9)                     To adjust Banc Ed’s borrowings to fair value by an increase to FHLB advances of $71 thousand.  Amount to be accreted over the 3 year remaining life of the debt in a manner that approximates the level yield method.  Additionally, to record borrowings of $60.0 million used to fund the cash portion of the merger consideration.  The $60.0 million term loan has a maturity date of November 30, 2023 with an annual interest rate of 1.50% plus the one-month LIBOR rate.

Exhibit 99.2

(10)              To record $351 thousand of unrecognized liabilities acquired.

(11)              To record accrual of estimated transaction costs of $29.1 million for Banc Ed and First Busey. The net deferred tax asset related to these estimated transaction costs is included in footnote 7. The estimated transaction costs of $29.1 million, net of tax of $6.8 million, are estimated at $11.7 million for Banc Ed and $10.6 million for First Busey. Banc Ed’s significant costs include $2.6 million of professional fees and $8.0 million of employee related costs, net of tax. First Busey’s significant costs include $1.1 million of professional fees and $7.1 million of vendor termination costs, net of tax. For purposes of the pro forma presentation, the aggregate amount of these transaction costs are excluded from the pro forma income statements, as consistent with applicable guidance.

(12)              To eliminate Banc Ed’s stockholders’ equity of $201.4 million and record the purchase price of $257.9 million. The adjustment also includes a $22.3 million decrease in retained earnings to record transaction costs, net of tax.

(13)              To record the issuance of 6.7 million shares of First Busey’s common stock at $24.76 per share totaling $166.5 million and $91.4 million in cash in exchange for 819 thousand shares of Banc Ed stock.

(14)              To reverse the investment premium amortization recognized by Banc Ed of $3.1 million and record the estimated discount accretion of $1.7 million.  Additionally, to record the accretion of the discount on the loan portfolio of $3.7 million.

(15)              To record accretion on interest rate adjustment on time deposits and FHLB advances of $1.7 million and $24 thousand, respectively.

(16)              To record interest expense on borrowings of $2.4 million used to fund the cash portion of the merger consideration.

(17)              To record amortization of mortgage servicing rights, wealth intangible and core deposit intangible. Additionally, to record increase in depreciation expense on premises and equipment.

(18)              To record the tax effect of adjustments at an effective rate of 26.00%.